UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                   FORM 12b-25


                           NOTIFICATION OF LATE FILING

                                                 Commission File No. 000-0922627


(Check One) |X| Form 10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q |_|
            |_| Form 10-D |_| Form N-SAR |_| Form N-CSR

            For the period ended: December 31, 2006


            |_| Transition Report on Form 10-K
            |_| Transition Report on Form 20-F
            |_| Transition Report on Form 11-K
            |_| Transition Report on Form 10-Q
            |_| Transition Report on Form N-SAR

            For the transition period ended:

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

--------------------------------------------------------------------------------

                                     PART I
                             REGISTRANT INFORMATION

--------------------------------------------------------------------------------

Full name of Registrant:                        EESTech, Inc.
Former name if Applicable:                      Aqua Dyne, Inc.
Address of Principal Executive
Office ( Street and Number ):                   23011 Moulton Parkway A-10
City, State and Zip Code:                       Laguna Hills, California 92653

--------------------------------------------------------------------------------

                                     PART II
                             RULE 12b-25(b) and (c)

--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof
|X| will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------

                                    PART III
                                    NARRATIVE

--------------------------------------------------------------------------------

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

      The Registrant was unable to file its Form 10-KSB for the fiscal year ended December 31, 2006 in the prescribed time period without unreasonable effort and due to additional time required to complete the preparation and review of the financial statements set forth in the annual report. The Registrant currently expects that its Form 10-KSB for the fiscal year ended December 31, 2006 will be filed shortly after the filing of this notice and, in any case, within 15 calendar days following the prescribed due date.

 -------------------------------------------------------------------------------

                                     PART IV
                                OTHER INFORMATION

--------------------------------------------------------------------------------

(1) Name and telephone number of person to contact in regard to this notification:

      Murray Bailey               (949)                                 380-4033
      --------------------------------------------------------------------------
      (Name)                   (Area Code)                    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
                                                                     |X| Yes |_|
      No If the answer is no, identify report(s)

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  |_| Yes |X| No
If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                  EESTECH, INC.
--------------------------------------------------------------------------------
                   Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: April 2, 2007                   By:/s/ Murray Bailey
                                         ---------------------------------------
                                         Name: Murray Bailey
                                         Title: Chief Executive Officer